Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 pertaining to the 2020 Employee Stock Purchase Plan of Americold Realty Trust, Inc. of our reports dated February 27, 2023, with respect to the consolidated financial statements and schedule of Americold Realty Trust, Inc. and the effectiveness of internal control over financial reporting of Americold Realty Trust, Inc., included in the Annual Report (Form 10-K) of Americold Realty Trust, Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 21, 2023